Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
AURORA INNOVATION, INC.
(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)
Aurora Innovation, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:
1.The name of the Corporation is Aurora Innovation, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 3, 2021 (the “Certificate of Incorporation”).
2.Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “General Corporation Law”), this Certificate of Amendment to the Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Certificate of Incorporation.
3.Pursuant to Section 242 of the General Corporation Law, the Board of Directors of the Corporation duly adopted resolutions setting forth the terms and provisions of this Certificate of Amendment, declaring the terms and provisions of this Certificate of Amendment to be advisable, and directing that the terms and provisions of this Certificate of Amendment be submitted to and considered by the stockholders of the Corporation for approval.
4.The Certificate of Incorporation is hereby amended by amending and restating Article IX in its entirety as follows:
“Article IX
To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or hereafter may be amended. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
Neither any amendment, repeal nor elimination of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal, elimination or adoption of such an inconsistent provision.”
5.The terms and provisions of this Certificate of Amendment have been duly approved by the holders of the required number of shares of outstanding capital stock of the Corporation entitled to vote thereon pursuant to Section 242 of the General Corporation Law.

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This Certificate of Amendment shall be effective at 3:00 p.m. Eastern Time on May 24, 2024.
[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment is duly executed by the undersigned officer of the Corporation on May 24, 2024.

By: /s/ Chris Urmson
Name: Chris Urmson
Title: Chief Executive Officer